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Investors	News Media
Maggie Morris	Linda Megathlin
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mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES THIRD
QUARTER 2010 RESULTS

•	Third quarter 2010 net revenue was $383.3 million, an increase of 26.7% from the third quarter 2009 net revenue of $302.5 million.

•	Third quarter 2010 net loss was $48.4 million, or $0.28 per diluted share, versus third quarter 2009 net loss of $54.0 million, or $0.38 per diluted share.

•	Third quarter 2010 Adjusted Net Income[1] was $79.2 million, or $0.45 per diluted share, an increase of 80% versus third quarter 2009 Adjusted Net Income[1] of $43.9 million, or $0.30 per diluted share.

•	September 30, 2010 ending cash balance was $402.9 million.

Almelo, the Netherlands – October 20, 2010 - Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the third quarter and nine months ended September 30, 2010.

Highlights of the Third Quarter and Nine Months Ended September 30, 2010

Third quarter 2010 net revenue was $383.3 million, an increase of $80.8 million, or 26.7%, from the third quarter 2009 net revenue of $302.5 million.  Third quarter 2010 net loss was $48.4 million, or $0.28 per share, versus a net loss of $54.0 million or $0.38 per share for the same time period in 2009.  Third quarter Adjusted Net Income1 was $79.2 million, or $0.45 per diluted share, which is 20.7% of net revenue, versus the third quarter 2009 Adjusted Net Income1 of $43.9 million, or $0.30 per diluted share, which is 14.5% of net revenue.

For the nine months ended September 30, 2010, net revenue was $1,152.2 million, which was an increase of $355.4 million, or 44.6%, from $796.9 million for the same time period in 2009.  Net income was $61.4 million, or $0.36 per diluted share, versus a net loss of $41.6 million or $0.29 per share for the nine months ended September 30, 2009.  Adjusted Net Income1 was $225.9 million, or $1.32 per diluted share, which is 19.6% of net revenue versus Adjusted Net Income1 of $73.8 million, or $0.51 per diluted share, which is 9.3% of net revenue for the same time period in 2009.

Tom Wroe, Chairman and Chief Executive Officer, said, "Sensata had a very strong third quarter marked by solid execution and growth driven by market and product leadership across sensors and controls.  Demand levels are solid, and our business model continues to provide good visibility and flexibility for net revenue growth and strong profitability and cash flow generation."  Mr. Wroe added, "Looking ahead to the fourth quarter and into 2011 we continue to believe that content growth opportunities globally, combined with emerging market growth, will enable us to deliver double-digit revenue growth independent of demand levels in the mature markets."

The Company spent $21.6 million, or 5.6% of net revenue, on research, development and engineering related costs in the third quarter of 2010.  These costs reside in both the cost of revenue and the research and development lines of the Statement of Operations.

Ending cash balance at September 30, 2010 was $402.9 million.  During the third quarter the Company generated cash of $112.9 million from operations, used cash of $17.2 million in investing activities and used cash of $4.1 million from financing activities.

The Company’s cash conversion cycle, which is defined as days sales outstanding (DSO) plus days on hand inventory (DOH) less days payable outstanding (DPO), was 53.4 days at the end of the third quarter compared to 55.6 days at September 30, 2009.

The Company recorded a tax provision of $10.0 million for the third quarter 2010.  Of the $10.0 million, approximately $3.8 million, or 4.8% of Adjusted Net Income1, relates to taxes that are payable in cash and the remaining tax provision relates primarily to deferred tax expense attributable to amortization of tax deductible goodwill.

The Company’s indebtedness at September 30, 2010 was $1.9 billion.  The Company’s net debt2 was $1.5 billion resulting in a leverage ratio of 3.4x.  As of September 30, 2010, the Company was in compliance with all of its financial ratios and reporting covenants included in its debt agreements related to its primary operating subsidiary, Sensata Technologies B.V.

Jeff Cote, Chief Financial Officer, said "Our worldwide operations are executing at a high level as evidenced by our financial results.  These results continue to support our thesis that we can grow our business by double-digits without mature market growth. Our leading market position, combined with low cost structure and strong cash generation position us well for strong growth going forward."

Guidance

The Company said it anticipates net revenue of $378 to $388 million for the fourth quarter 2010, which represents growth of 12 to 15% over the fourth quarter 2009 net revenue of $338.1 million.  The Company also said it expects to achieve net income of $27 to $29 million, or earnings per share calculated in accordance with generally accepted accounting principles of $0.15 - $0.16 per diluted share in the fourth quarter 2010.  In addition, the Company expects Adjusted Net Income1 of $76 million to $79 million, or $0.43 - $0.44 per diluted share, for the fourth quarter 2010.  This guidance assumes a share count of 178.6 million for the fourth quarter 2010.

Tom Wroe added, “Our third quarter revenue included a benefit of approximately $7 to $10 million from several extra weeks of production at many major automotive OEMs during the summer months.  Adjusting for this benefit, the mid-point of our guidance represents normal seasonality.”

The earnings per share guidance in accordance with U.S. generally accepted accounting principles (“GAAP”) excludes any potential gain or loss resulting from the movement of the Euro to U.S. dollar exchange rate and the impact on our Euro denominated debt.

1See Non-GAAP Measures for discussion of Adjusted Net Income which includes a reconciliation of this measure to Net (Loss)/Income.

2Net debt represents total indebtedness including capital lease and other financing obligations, less cash and cash equivalents.  The leverage ratio represents net debt divided by Adjusted EBITDA for the last twelve months.

Company Earnings Conference Call

The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its third quarter 2010.  The U.S. dial in number is 877-486-0682 and the non-U.S. number is 706-634-5536.  The passcode is 16278641.  A live webcast of the conference call will also be available on the investor relations page of the Company’s web site at http://investors.sensata.com.

For those unable to participate in the conference call, a replay will be available for one week following the call.  To access the replay, the U.S. dial in number is 800-642-1687 and the non-U.S. dial in number is 706-645-9291.  The replay passcode is 16278641.  A replay of the call will be available by webcast for an extended period of time at the company’s website, at http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions.  Majority-owned by affiliates of Bain Capital Partners, LLC, a leading global private investment firm, and its co-investors, Sensata employs approximately 10,000 people in nine countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements which may involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Such forward-looking statements include, among other things, our anticipated results for the fourth quarter of 2010.  Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; adverse developments in the automotive industry; governmental regulations, policies, and practices relating to our non-US operations and international business; fluctuations in foreign currency exchange, commodity and interest rates; competitive pressures; pricing and other pressures from customers; fundamental changes in the industries in which the Company operates; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; labor disruptions and increased labor costs; the loss of one or more suppliers of raw materials; non-performance by suppliers; the Company’s ability to protect its intellectual property; the Company’s failure to comply with the covenants contained in the credit agreement governing its subsidiary’s senior secured credit facility or its other debt agreements; the Company’s dependence on third parties for transportation, warehousing and logistics services; compliance with Section 404 of the Sarbanes-Oxley Act of 2002; environmental, safety and governance regulations or concerns; changes in existing environmental and/or safety laws, regulations and programs; integration of acquired companies; unfunded benefit obligations; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise.  For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings.  Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

($ in 000s)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net revenue	$383,294	$302,468	$1,152,237	$796,855
Operating costs and expenses:
Cost of revenue	238,646	190,908	712,019	521,154
Research and development	6,112	3,569	17,253	12,692
Selling, general and administrative	39,382	33,190	156,013	95,301
Amortization of intangible assets & capitalized software	36,095	38,094	108,309	115,060
Impairment of goodwill and intangible assets	-	-	-	19,867
Restructuring	(13)	4,495	196	18,033
Total operating costs and expenses	320,222	270,256	993,790	782,107
Profit from operations	63,072	32,212	158,447	14,748
Interest expense, net	(23,008)	(36,472)	(81,536)	(114,902)
Currency translation (loss) / gain and other, net	(78,456)	(33,127)	20,525	94,101
(Loss) / income from continuing operations before taxes	(38,392)	(37,387)	97,436	(6,053)
Provision for income taxes	9,997	16,648	35,996	35,165
(Loss) / income from continuing operations, net of taxes	(48,389)	(54,035)	61,440	(41,218)
Loss from discontinued operations, net of taxes	-	-	-	(395)
Net (loss) / income	$(48,389)	$(54,035)	$61,440	$(41,613)

Net (loss) / income per share:
Basic	$(0.28)	$(0.38)	$0.37	$(0.29)
Diluted	$(0.28)	$(0.38)	$0.36	$(0.29)
Weighed average shares outstanding
Basic	171,126	144,057	164,122	144,057
Diluted	171,126	144,057	170,651	144,057

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$402,922	$148,468
Accounts receivable, net of allowances	202,361	180,839
Inventories	142,298	125,375
Deferred income tax assets	12,471	12,419
Prepaid expenses and other current assets	21,377	19,627
Assets held for sale	238	238
Total current assets	781,667	486,966
Property, plant and equipment, net	224,861	219,938
Goodwill	1,528,954	1,530,570
Other intangible assets, net	759,092	865,531
Deferred income tax asset	5,563	5,543
Deferred financing costs	27,794	41,147
Other assets	11,535	17,175
Total assets	$3,339,466	$3,166,870

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$17,643	$17,139
Accounts payable	125,408	122,834
Income taxes payable	9,270	8,384
Accrued expenses and other current liabilities	104,272	92,341
Deferred income tax liabilities	749	823
Total current liabilities	257,342	241,521
Deferred income tax liabilities	194,021	165,477
Pension and post-retirement benefit obligations	47,343	49,525
Capital lease and other financing obligations, less current portion	40,022	40,001
Long-term debt, less current portion	1,856,143	2,243,686
Other long-term liabilities	24,743	39,502
Total liabilities	2,419,614	2,779,712
Total shareholders’ equity	919,852	387,158
Total liabilities and shareholders’ equity	$3,339,466	$3,166,870

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)
	For the nine months ended
	September 30, 2010	September 30, 2009
Cash flows from operating activities:
Net income / (loss)	$61,440	$(41,613)
Net loss from discontinued operations	-	(395)
Net income / (loss) from continuing operations	61,440	(41,218)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation	29,472	34,005
Amortization of deferred financing costs	6,512	6,775
Currency translation (gain) / loss on debt	(53,750)	28,482
Loss/(gain) on repurchase of outstanding Senior and Senior Subordinated Notes	23,474	(120,123)
Share-based compensation	23,659	1,174
Amortization of intangible assets and capitalized software	108,309	115,060
Loss on disposition of assets	12	1,159
Loss on assets held for sale	-	1,661
Deferred income taxes	28,398	25,783
Impairment of goodwill and intangible assets	-	19,867
(Decrease)/increase from changes in operating assets and liabilities	(25,848)	55,502
Net cash provided by operating activities from continuing operations	201,678	128,127
Net cash used in operating activities from discontinued operations	-	(403)
Net cash provided by operating activities	201,678	127,724

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(35,089)	(11,527)
Proceeds from sale of assets	364	525
Net cash provided by investing activities from discontinued operations	-	372
Net cash used in investing activities	(34,725)	(10,630)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	433,539	-
Proceeds from exercise of stock options	6,784	-
Proceeds from revolving credit facility, net	-	75,000
Payments on U.S. and Euro term loan facilities	(11,035)	(11,285)
Payments on capitalized lease and other financing obligations	(3,444)	(3,131)
Payments for repurchase of outstanding Senior and Senior Subordinated Notes	(338,343)	(57,242)
Net cash provided by financing activities	87,501	3,342
Net change in cash and cash equivalents	254,454	120,436
Cash and cash equivalents, beginning of period	148,468	77,716
Cash and cash equivalents, end of period	$402,922	$198,152

Non-GAAP Measures

Adjusted Net Income is a non-GAAP financial measure.  We calculate Adjusted Net Income by adjusting GAAP Net (Loss) / Income to exclude charges associated with becoming a stand-alone company and an SEC registrant following the April 27, 2006 sale of the sensors and controls business of Texas Instruments Incorporated to affiliates of Bain Capital Partners LLP, gains and losses on currency translation on debt and other hedges, expenses incurred in connection with acquisitions, other significant items, non-cash interest, deferred income taxes and depreciation and amortization expense related to asset step-up and intangible assets.  We believe Adjusted Net Income provides investors with helpful information with respect to the performance of our operations and management uses Adjusted Net Income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted Net Income is not a measure of liquidity.  See the tables below which reconcile Net (Loss) / Income to Adjusted Net Income and Projected GAAP Earnings per share to Projected Adjusted Net Income per share.

The following (unaudited) table reconciles the Company’s Net (Loss) / Income to Adjusted Net Income for the third quarter and nine months ended September 30, 2010 and 2009.

($ in 000s)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net (loss) / income	$(48,389)	$(54,035)	$61,440	$(41,613)
Acquisition, integration & financing costs and other significant items	-	7,580	-	20,654
Impairment of goodwill and intangible assets	-	-	-	19,867
Restructuring associated with downsizing	-	677	-	12,121
Stock compensation and management fees	-	1,480	-	4,174
IPO related costs	-	-	66,772	-
Gain on extinguishment of debt	-	-	-	(120,123)
Loss / (gain) on currency translation on debt and other hedges	78,927	35,125	(49,999)	27,888
Asset step-up and intangible asset, depreciation and amortization expense	35,981	38,670	109,280	117,677
Deferred income tax and other tax expense	11,388[1]	11,985	31,494[1]	25,696
Amortization of deferred financing costs and interest expense associated with uncertain tax positions	1,311	2,466	6,864	7,439
Total adjustments	127,607	97,983	164,411	115,393
Adjusted net income	$79,218	$43,948	$225,851	$73,780
Weighted average diluted shares outstanding used in adjusted net income per share calculation[2]	177,449	144,395	170,651	144,731
Adjusted net income per share	$0.45	$0.30	$1.32	$0.51

1Includes $5.2 million of tax related adjustments that appear on the Currency translation (loss) / gain and other, net line of the Condensed Consolidated Statements of Operations.

2The following table reconciles diluted outstanding shares in accordance with GAAP to diluted outstanding shares used in the calculation of Adjusted Net Income per share.  The GAAP diluted outstanding shares number excludes certain shares due to their anti-dilutive nature given the net loss.  We believe that including these shares in the diluted number for purposes of calculating Adjusted Net Income per share is more meaningful to investors.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

GAAP – diluted	171,126	144,057	170,651	144,057
Shares excluded from calculation due to net loss	6,323	338	-	674
Adjusted Net Income - diluted	177,449	144,395	170,651	144,731

Due to the nature of the Company’s adjustments, the Company believes the following (unaudited) reconciliation of Net (Loss) / Income to Adjusted Net Income for the third quarter and nine months ended September 30, 2010 and 2009 is meaningful to investors as it identifies where in the Condensed Consolidated Statements of Operations these items are classified.

($ in 000s)	Three Months Ended September 30, 2010			Nine Months Ended September 30, 2010
	GAAP P&L	Adjustments	Adjusted P&L	GAAP P&L	Adjustments	Adjusted P&L

Net Revenue	$383,294	$-	$383,294	$1,152,237	$-	$1,152,237
Operating costs and expenses:
Cost of revenue	238,646	(196)	238,450	712,019	(1,960)	710,059
Research and development	6,112	-	6,112	17,253	-	17,253
Selling, general and administrative	39,382	-	39,382	156,013	(43,300)	112,713
Amortization of intangible assets & capitalized software	36,095	(35,785)	310	108,309	(107,321)	988
Restructuring	(13)	-	(13)	196	-	196
Total operating costs and expenses	320,222	(35,981)	284,241	993,790	(152,581)	841,209
Profit from operations	63,072	35,981	99,053	158,447	152,581	311,028
Interest expense, net	(23,008)	1,311	(21,697)	(81,536)	6,864	(74,672)
Currency translation (loss) / gain and other, net	(78,456)	84,148	5,692	20,525	(21,307)	(782)
(Loss) / income from operations before taxes	(38,392)	121,440	83,048	97,436	138,138	235,574
Provision for income taxes	9,997	(6,167)	3,830	35,996	(26,273)	9,723
Net (Loss) / Income	$(48,389)	$127,607	$79,218	$61,440	$164,411	$225,851

	Three Months Ended September 30, 2009			Nine Months Ended September 30, 2009
	GAAP P&L	Adjustments	Adjusted P&L	GAAP P&L	Adjustments	Adjusted P&L

Net Revenue	$302,468	$-	$302,468	$796,855	$-	$796,855
Operating costs and expenses:
Cost of revenue	190,908	(3,285)	187,623	521,154	(11,739)	509,415
Research and development	3,569	-	3,569	12,692	-	12,692
Selling, general and administrative	33,190	(2,344)	30,846	95,301	(8,817)	86,484
Amortization of intangible assets & capitalized software	38,094	(37,697)	397	115,060	(113,774)	1,286
Impairment of goodwill and intangible assets	-	-	-	19,867	(19,867)	-
Restructuring	4,495	(4,495)	-	18,033	(18,033)	-
Total operating costs and expenses	270,256	(47,821)	222,435	782,107	(172,230)	609,877
Profit from operations	32,212	47,821	80,033	14,748	172,230	186,978
Interest expense, net	(36,472)	2,466	(34,006)	(114,902)	7,439	(107,463)
Currency translation (loss) / gain and other, net	(33,127)	35,711	2,584	94,101	(89,972)	4,129
(Loss) / income from continuing operations before taxes	(37,387)	85,998	48,611	(6,053)	89,697	83,644
Provision for income taxes	16,648	(11,985)	4,663	35,165	(25,696)	9,469
(Loss) / income from continuing operations, net of taxes	(54,035)	97,983	43,948	(41,218)	115,393	74,175
Loss from discontinued operations, net of taxes	-	-	-	(395)	-	(395)
Net (Loss) / Income	$(54,035)	$97,983	$43,948	$(41,613)	$115,393	$73,780

The following (unaudited) table reconciles the Company’s projected GAAP earnings per share to projected Adjusted Net Income per share for the fourth quarter of 2010:

	Three Months Ended
	December 31, 2010
	Low End	High End
Projected GAAP earnings per share	$0.15	$0.16
(Gain)/loss on currency translation on debt and other hedges*	-	-
Asset step-up and intangible asset, depreciation and amortization expense	0.20	0.20
Deferred income tax and other tax expense	0.07	0.07
Amortization of deferred financing costs and interest expense associated with uncertain tax positions	0.01	0.01
Projected Adjusted Net Income per share	$0.43	$0.44
Weighted average shares outstanding used in adjusted net income per share calculation	178,600	178,600

*The projected GAAP earnings per share guidance excludes any potential gain or loss resulting from the movement of the Euro to U.S. dollar exchange rate and the impact on our Euro denominated debt.

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to (unaudited) Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation
The accompanying (unaudited) Condensed Consolidated Statements of Operations, Condensed Balance Sheets and Condensed Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying financial information reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of our operations for the interim periods presented. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s registration statement on our Form S-1 and the interim financial statements included in the Company’s Form 10-Q for the periods ended March 31 and June 30, 2010 and the interim financial statements that will be filed for the period ended September 30, 2010.

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements.  Estimates used will change as new events occur or additional information is obtained.  Actual results could differ from those estimates.